Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MACATAWA BANK CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-3391345 (IRS Employer Identification Number)

10753 Macatawa Drive Holland, Michigan (Address of Principal Executive Offices)	49424 (Zip Code)

Macatawa Bank Corporation Stock Incentive Plan of 2015
(Full Title of the Plan)

Jon W. Swets Macatawa Bank Corporation 10753 Macatawa Drive Holland, Michigan 49424 (Name and Address of Agent for Service)	Copies to:	Gordon R. Lewis Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503

(616) 494-7645
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer              Accelerated filer    X           Non-accelerated filer               Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock, no par value	1,500,000 shares	$5.29	$7,935,000	$922.05

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares as may become issuable as a result of the adjustment and anti-dilution provisions of the Macatawa Bank Corporation Stock Incentive Plan of 2015.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act of 1933 based on $5.29 per share, which was the average of the high and low prices of the Registrant's common stock on May 1, 2015 as reported on the NASDAQ Stock Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Macatawa Bank Corporation (the “Company” or the “Registrant”) with the Securities and Exchange Commission are incorporated in this registration statement by reference:

(a)     The Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 19, 2015 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

(b)     All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

(c)     The description of the Company’s common stock, no par value, which is contained in the Registrant’s Form 8-A registration statement filed under Section 12 of the Exchange Act on April 30, 1999, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 450.1561 through 450.1565 of the Michigan Business Corporation Act contain specific provisions relating to indemnification of directors and officers of Michigan corporations. In general, the statute provides that (a) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, and (b) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct and upon an evaluation of the reasonableness of expenses and amount paid in settlement. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may, in its articles of incorporation, in its bylaws, through a resolution, or through a contract provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

Our articles of incorporation require indemnification of any Macatawa director or executive who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because he or she is or was a director or executive officer, or is or was serving at the request of Macatawa in another capacity, to the fullest extent permitted by law. We may also indemnify any person who is not a director or executive officer, if the indemnification is authorized by the board of directors.

Our bylaws implement the mandatory indemnification required by our articles of incorporation. The bylaws provide procedures and standards for determination, evaluation and authorization of indemnification. Under the bylaws, we are required to pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding before final disposition of the proceeding if the person furnishes a written undertaking to repay the advance if it is ultimately determined that the person did not meet the applicable standard of conduct, if any, required by statute for indemnification. The indemnification provisions in our bylaws are enforceable as a contract.

Macatawa has entered into Indemnification Agreements with certain of its directors that provide for additional indemnity protection for the directors, consistent with the provisions of the Michigan Business Corporation Act.

In addition, Macatawa maintains policies of director and officer liability insurance, under which directors and officers of the Company are insured against certain liabilities arising in connection with the performance of their duties.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed or incorporated by reference as part of this registration statement:

Exhibit Number	Document

4.1	Restated Articles of Incorporation. Previously filed as Exhibit 3.1 to Macatawa Bank Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on April 28, 2011. Here incorporated by reference.

4.2	Bylaws. Previously filed as Exhibit 3.2 to Macatawa Bank Corporation's Annual Report on Form
10-K for the year ended December 31, 2014, filed with the SEC on February 19, 2015. Here incorporated by reference.

4.3	First Amended Settlement and Release and Stock and Warrant Issuance Agreement dated January 30, 2009. Previously filed with the Commission on April 24, 2014 in Macatawa Bank Corporation's Quarterly Report on Form 10-Q, Exhibit 4.3. Here incorporated by reference.

4.4	Second Amended Settlement and Release and Stock and Warrant Issuance Agreement dated April 30, 2009. Previously filed with the Commission on July 24, 2014 in Macatawa Bank Corporation's Quarterly Report on Form 10-Q, Exhibit 4.4. Here incorporated by reference.

4.5	Warrant Agreement between Macatawa Bank Corporation and Registrar and Transfer Company dated June 16, 2009. Previously filed with the Commission on July 24, 2014 in Macatawa Bank Corporation's Quarterly Report on Form 10-Q, Exhibit 4.5. Here incorporated by reference.

4.6	Warrant Agreement Addendum between Macatawa Bank Corporation and Registrar and Transfer Company dated July 27, 2009. Previously filed with the Commission on July 24, 2014 in Macatawa Bank Corporation's Quarterly Report on Form 10-Q, Exhibit 4.6. Here incorporated by reference.

4.7	Form of Warrant Certificate (first series). Previously filed with the Commission on July 24, 2014 in Macatawa Bank Corporation's Quarterly Report on Form 10-Q, Exhibit 4.7. Here incorporated by reference.

4.8	Form of Warrant Certificate (second series). Previously filed with the Commission on July 24, 2014 in Macatawa Bank Corporation's Quarterly Report on Form 10-Q, Exhibit 4.8. Here incorporated by reference.

4.9	Long Term Debt. The Registrant has outstanding long-term debt which at the time of this report does not exceed 10% of the Registrant's total consolidated assets. The Registrant agrees to furnish copies of the agreements defining the rights of holders of such long-term debt to the Security and Exchange Commission upon request.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and here incorporated by reference).

24	Powers of Attorney.

Item 9.	Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holland, State of Michigan, on May 5, 2015.

MACATAWA BANK CORPORATION

/s/ Ronald L. Haan
Ronald L. Haan Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Ronald L. Haan	Director, President and Chief Executive Officer (Principal Executive Officer)	May 5, 2015
Ronald L. Haan

/s/ Jon W. Swets	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 5, 2015
Jon W. Swets

/s/ Richard L. Postma	Chairman of the Board	May 5, 2015
Richard L. Postma*

/s/ Mark J. Bugge	Director	May 5, 2015
Mark J. Bugge*

/s/ Charles A. Geenen	Director	May 5, 2015
Charles A. Geenen*

/s/ Robert L. Herr	Director	May 5, 2015
Robert L. Herr*

/s/ Birgit M. Klohs	Director	May 5, 2015
Birgit M. Klohs*

/s/ Arend D. Lubbers	Director	May 5, 2015
Arend D. Lubbers*

/s/ Douglas B. Padnos	Director	May 5, 2015
Douglas B. Padnos*

/s/ Thomas P. Rosenbach	Director	May 5, 2015
Thomas P. Rosenbach*

/s/ Thomas J. Wesholski	Director	May 5, 2015
Thomas J. Wesholski*

*By:	/s/ Jon W. Swets
Jon W. Swets, Attorney-in-Fact